Exhibit 4.48

English Translation

Games Marketing Cooperation Agreement

TJKS-OS-2014-090

This Agreement is signed and entered into by and between Party A and Party B on April 30, 2014.

Party A:	Shanghai Qinhe Internet Technology Software Development Co., Ltd.
Address:	Building 5, No.628 Hongqiao Road, Xuhui District, Shanghai
Name of the Contact:	Zhaoting Zhang

Party B:	Kusheng (Tianjin) Technology Co., Ltd.
Address:	Building 6, Zhengtongchuangyi Centre, No 18, Xibahe Xili, Chaoyang District, Beijing
Name of the Contact:	Feng Gao

In accordance with the Contract Law of the People’s Republic of China and other related laws and regulations, and on the basis of equality and mutual benefits, Party A and Party B, through the amicable negotiation, with the consensus reached at, now enter into following terms and conditions regarding the marketing cooperation of Party A’s online games, for abiding by both parties.

1. Definitions

Unless otherwise explained as per the context, the following terms used in this Agreement shall have the meaning as defined below:

1.1    “Cooperation Product” refers all the online games to be provided by Party A and of which Party A own the intellectual property rights or the authorization license, hereinafter referred to as the “Games” or “Online Games”.

1.2    “Technical Support Service” refers the various marketing tools and technical consultation services to be provided with by Party A according to the requirements of Party B.

1.3    “Game Profit” refers, in each calendar month, the 70% of the total values recharged in the game area server by the users who enter into the games (namely the cooperation product) through the marketing of Party B. (And the remaining 30% belongs to the cost share of the games research and development supplier).

1.4    “China”: refers the mainland of the People’s Republic of China, excluding Hong Kong, Macao and Taiwan.

1.5    “Affiliated companies of Party B” refers the companies that jointly operate the Ku6.com with Party B, namely Ku6 (Beijing) Information Technology Co., Ltd (namely the platform owner of Ku6.com), Ku6 (Beijing) Technology Co., Ltd, WeiMoSanYi (Tianjin) Technology Co., Ltd., Tianjin Ku6 Network Communication Technology Co., Ltd., Ku6 (Beijing) Cultural Media Co., Ltd..

2. Cooperation authorization

2.1    Party A authorizes Party B to market through cooperation the online games, and the marketing revenue sharing provisions is described hereof. Without the written consent of Party A, Party B shall not transfer or sell(excluding the affiliated companies of Party B, Party A agrees Party B to authorize Party B’s affiliated companies to perform Party B’s rights and duties under this Agreement) the said authorization or any marketing methods permitted within such authorization. Party A retains the rights to claim for compensation against Party B for transferring or selling the online games cooperation marketing authorization and against any third party which accepts such transferring or selling of the said authorization.

3. Revenue Sharing

3.1    Settlement and revenue sharing standards

The Settlement and Revenue Sharing Standards is described in Annex 1.

3.2    Reconciliation and Settlement

(a)     Party A shall provide for Party B with the marketing background system for query; and Party A shall ensure the authenticity and accuracy of the marketing background system data. If there exists the error or deviation in the data of the marketing background system, and such error or deviation is lower than 3%, both parties hereto agree to follow the data of the marketing background system; and if the error or deviation is higher than 3%, both parties hereto shall jointly check and verity the related data and resolve it through consultation.

(b)     After the settlement and confirmation by both parties hereto, Party B shall issue the legal and valid value-added tax special invoice to Party A, and Party A shall make payment to the account designated by Party B within 30 business days after receiving such invoice.

(c)     If the invoice provided with by Party B belongs to the non value added tax special invoice, Party A will withhold the tax equal to 6.72% of the settlement amount.

(d)     If, the settlement amount for certain settlement period is lower than RMB 2000, it shall be calculated and settled in the next settlement period.

4. Party A’s rights and responsibilities

4.1    Party A shall ensure that it owns the related ownership or operational authorizations and permissions of the Cooperation Products, and ensure it has obtained the related permission and approvals from the competent authorities for its Cooperation Product (or if not obtained on signing this Agreement, it shall be obtained prior to the carrying out of formal cooperation). Party A shall ensure that Party B can legally, effectively and safely enjoy its rights for cooperation during the term of this Agreement.

4.2    Party A shall ensure the normal and stable running of the game server during the marketing period of Party B. If the game products need the upgrade, system maintenance, or other related matters, Party A shall inform Party B of it by 48 hours in advance. If the Cooperation Products are offline or suspended or changed during the cooperation term, or the agency period expires, or other occasions under which the operation of the Cooperation Products shall be terminated, Party A shall notify Party B of it by 30 days in advance.

4.3    During the term of this Agreement, Party A shall provide for Party B with the corresponding marketing query tools, including the marketing management background, etc, and Party A shall ensure that the marketing management background provided by it faithfully records the total data of the users of Party B.

4.4    Party A has the right to supervise and regulate the promotion and propaganda activities of Party B on the Cooperation Products, and has the right to punish Party B for its following possible illegal or foul marketing activities.

(a)             The illegal contents prohibited by the law or regulations (including but not limited to the pornographic or gambling materials or other similar promotion contents);

(b)             To market or advertise the game products on the illegal website;

(c)              To advertise the games in other games marketed by other cooperation party;

In the circumstances of slight violation, Party A may ask Party B to stop such marketing activity immediately and make the corrective actions; in the circumstances of serious violation, Party A may immediately block Party B’s cooperation account, terminate all the cooperation, and cancel the revenue shares of Party B; In the circumstance of the crime constituted, Party A will notify the public security organs for intervention and resolving.

4.5 Party A shall pay the marketing revenue shares to Party B in a timely manner.

5. Party B’s rights and responsibilities

5.1    During advertising or marketing the games, Party B shall not use the unauthorized trademark, or commercial marks, or copyrighted works of any third party. For any dispute arising thereof, Party B shall resolve it by itself and shall make compensation for Party A’s suffered losses.

5.2    Party B may, through the online marketing system or the billing systems provided with by Party A, check the various marketing data. Party B commits that during its commercially advertising or marketing the game products with the Party A’s authorization, Party B will not use any means which violate the laws or regulations of the People’s Republic of China, including but not limited to:

(a)             To oppose the fundamental principles established by the Constitution;

(b)             To harm or endanger the State unity, sovereignty or territorial integrity

(c)              To disclose the State secrets, endanger the State security or damage the State honor or interests;

(d)             To instigate the ethnic hostility, ethnic discrimination, damage the ethnic solidarity, or encroach on the folk customs or habits, as well as propagandize the cults or superstitions;

(e)              To spread the rumors, disturb the social order, and damage the social stability;

(f)               To advocate the pornography, gambling, violence, or instigate the crime;

(g)              To insult or defame another person or invade another person’s lawful rights and interests;

(h)             To harm the social morals or the traditional cultures;

(i)                 Other contents prohibited by the laws, regulations or other state policies.

If, during the cooperation term, Party B’s any game products marketing activity is illegal or foul, all the corresponding responsibilities shall be undertook by Party B, and Party A has the right to pursue the liabilities of Party B and to claim for compensation for all of its economic losses.

5.3    If the cooperation between Party A and Party B is terminated for whatever reasons, Party B shall not use the marketing tools or management background provided with by Party A to make any destruction or to disseminate the cooperation product game data, otherwise Party A has the right to pursue Party B’s legal liabilities for such infringement act.

5.4 Any network attack is strictly prohibited, otherwise if it is verified, Party B shall be deemed as serious violation.

6. Breach and termination of Agreement

6.1    If, any party hereto fails to perform its obligations under this Agreement without justified reasons, and fails to correct it within 7 days after receiving the written notice sent by the non-breaching party (if otherwise stipulated by other provisions, it shall be followed), such party shall be deemed as breach of this Agreement.

6.2    If the losses are caused to the non-breaching party due to the breach act of the breaching party, the breaching party shall be responsible for compensation, including but not limited to the losses of the non-breaching party, attorney’s fees as well as the relevant legal costs.

6.3    Party A has the right to dissolve this Agreement if:

(a)              Without the written consent of Party A, Party B transfers its rights and obligations under this Agreement to the third party excluding the affiliated company of Party B.

(b)              Due to non-Party A’s reasons and without the written consent of both parties hereto, Party B delays the completing of the relevant tasks by one month as per the marketing schedule stipulated by both parties.

6.4    Party B has the right to dissolve or terminate this Agreement if: i)       the game has the major defect and Party A fails to resolve it in the stipulated time limit; ii) the Cooperation Product provided by Party A has no the approvals or permissions issued by the competent authorities; iii) the authorization license of the Cooperation Product of Party A has expired.

6.5    All the cooperation activities between both parties hereto shall terminate forthwith upon the termination of this Agreement; and Party B shall immediately stop all the relevant marketing and commercial activities based on the cooperation. And the relevant matters shall be performed according to the relevant provisions of this Agreement, with the matters uncovered by this Agreement to be resolved by both Parties hereto through negotiation.

6.6    Party A shall make payment within the time limit stipulated by this Agreement, and if delay in payment, Party A shall be responsible for the late fees equal to 5‰ of the unpaid amount each day.

7. Confidentiality

7.1    The contents of this Agreement and all the commercial, financial or the relevant information obtained by one party from the other party hereto due to the execution, performance of this Agreement belong to the confidential information, and both parties hereto shall make their best to supervise its consultant, agent or employees to make confidential to the relevant information. Without the consent of the other party hereto, either party hereto shall not disclose any confidential information mentioned in this Agreement to the third party, excluding the government for compulsory examination reasons or the professional consultant of both parties.

7.2    This Agreement shall be kept confidential strictly, during the cooperation period or permanently, either party hereto shall not disclose, whether totally or partially, any confidential information stipulated in this Agreement to any third party or any location (including the website), excluding the government or professional consultant of both parties mentioned in clause 7.1.

8. Compliance with the law

Both parties hereto agree that during providing the product service and product maintenance, as well as during treating the users, medias, and competitors, both of them shall comply with the laws, regulations of the People’s Republic of China, and all the other relevant applicable laws and regulations, including but not limited to the laws and regulations on the online media, telecommunication services, data privacy and intellectual property protection, etc.

9. Force Majeure

9.1    Neither party hereto shall be responsible for the delay of performance or failure of performance caused due to force majeure, and the said force majeure includes but not limited to following events, as well as other force majeure event which is unforeseeable and the occurrence and results of which are unpreventable or inevitable, and which thus affect the performance of relevant clauses of this Agreement. Both parties hereto shall, according to the extent to which the performance of this Agreement is affected by the force majeure event, negotiate and determine to whether to dissolve this agreement or exempt from partial obligations under this Agreement.

(a)              Natural disaster, earthquake, floods, typhoon, explosion, fires;

(b)              The various catastrophic diseases;

(c)               Revolts, insurrections, riots, declared or undeclared wars;

(d)              The law, decrees, orders or regulations promulgated by any governmental organ in the region covered by this Agreement and applicable to this Agreement or binding to either party of this Agreement (including the government’s prohibition of game publication or use in China), the administrative intervention, or any unavoidable reasons by both parties hereto;

(e)               The important energy source supply disorder (including but not limited to the electricity supply) ;

(f)                The collapse of computer system or communication interrupt which are uncontrollable by neither party hereto;

(g)               The sabotage of the third party, such as the hacker attack.

9.2    The affected party by the force majeure shall  notify the other party immediately after the occurrence of the force majeure event, and shall, within 20 days after the occurrence of the force majeure event, notify in written form the other party of the occurrence of the event, the remedies taken, and the reasons for unable to performance.

10. Cooperation term

10.1  Party A and Party B jointly determine that the cooperation term of this Agreement became effective retrospectively on April 3, 2014 and its initial term will expire on March 31, 2015.

10.2  Either party hereto may, within 2 months prior to the expiration of this Agreement, notify the other party for renewing the cooperation, and if consensus reached by both parties, both parties may continue their cooperation by signing the new written cooperation agreement.

11. Integrity clauses

11.1  Party A or the staff of Party A shall not, in the name of Party A or in the personal name of the staff of Party A, directly or indirectly and privately give any employees of Party B any presents, including but not limited to the cash gifts, goods, securities, or by other means in disguise provide with any gifts which may violate this Agreement. Whereof, the cash gifts include but not limited to the cash, cheque, credit card, etc; the goods and presents include but not limited to the gifts, samples, or other merchandises, entertainment tickets, member card, etc, discount in forms of and money or goods, commission rebate, employment or house purchasing; or the traveling, entertainment banquet, or personal service, etc, for which the payment is made by Party A.

11.2  If Party A violates anyone of the above mentioned provisions, Party B has the right to terminate this Agreement unilaterally, and Party A shall be responsible for all the economic consequences caused thereof, such as compensation for the losses caused to Party B. In the serious circumstance, Party B keeps the right to pursue the legal liabilities of Party A. If, after the event, Party A may initiatively state the facts to Party B, or there exists the evidence proving that the above mentioned acts are done under the pressure of Party B, Party A may retain the rights and obligations relevant with the above mentioned acts under this Agreement.

12. Others

12.1  Any dispute arising out of this Agreement, including the dispute on the existence, effectiveness or termination, etc of the relevant agreements, shall be submitted to Shanghai Arbitration Commission for arbitration.

12.2  This Agreement is in four originals, with Party A and Party B holding two originals each and each original holding the equal legal effect.

12.3 This Agreement shall take effect since affixing the official seal or contract stamp by both parties.

(No text below)

Party A: Shanghai Qinhe Internet Technology Software Development Co., Ltd.	(Stamp) [seal]

Authorized representative: /s/

Date: April 30, 2014

Party B: Kusheng (Tianjin) Technology Co., Ltd.	(Stamp) [seal]

Authorized representative: /s/

Date: April 30, 2014